DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
JUNE 30, 1997 AND DECEMBER 31, 1996

                                          June 30,      December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  551,785       $  549,578
PROPERTY                                  7,126,789        7,420,663

OTHER ASSETS                                 89,457           41,457

TOTAL                                    $7,768,031       $8,011,698

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  736,591       $  744,650

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 345,951          366,841


PARTNERS' EQUITY:
     General Partners                       (70,586)         (68,439)
     Limited Partners                     6,756,075        6,968,646

  Total partners' equity                  6,685,489        6,900,207

TOTAL                                    $7,768,031       $8,011,698


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996


                                         June 30,         June 30,
                                          1997             1996
REVENUES:

Rental Income                            $  650,511       $  603,920
Interest                                      3,176            4,727
     Total revenues                         653,687          608,647

EXPENSES:

Operating Expenses                          374,035          357,147
General and Administrative                   55,306           46,232
     Total expenses                         429,341          403,379

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            224,346          205,268

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              21,764           20,615

NET INCOME                               $  202,582       $  184,653


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  200,556       $  182,806
    General partners                          2,026            1,847

TOTAL                                    $  202,582       $  184,653

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.53       $     5.96


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996


                                         June 30,         June 30,
                                           1997             1996

REVENUES:
Rental Income                            $1,287,029       $1,208,788
Interest                                      6,219            8,394
Total revenue                             1,293,248        1,217,182

EXPENSES:
Operating Expenses                          717,429          695,631
General and administrative                  128,667          120,861
Total expenses                              846,096          816,492

INCOME BEFORE MINORITY INTEREST IN
 INCOME OF REAL ESTATE JOINT VENTURE        447,152          400,690

MINORITY INTEREST IN INCOME OF REAL
 ESTATE JOINT VENTURE                        41,810           42,961

NET INCOME                                 $405,342         $357,729

AGGREGATE NET INCOME ALLOCATED TO:
 Limited partners                          $401,289         $354,152
 General partners                             4,053            3,577
TOTAL                                      $405,342         $357,729

NET INCOME PER LIMITED PARTNERSHIP UNIT      $13.07           $11.54

LIMITED PARTNERSHIP UNITS USED
 IN PER UNIT CALCULATION                     30,693           30,693


See accompanying notes to consolidated financial statements (unaudited).

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1995           ($62,137)     $7,592,577   $7,530,440

NET INCOME                               3,577         354,152      357,729
DISTRIBUTIONS                           (6,200)       (613,860)    (620,060)

EQUITY AT JUNE 30, 1996               ($64,760)     $7,332,869   $7,268,109

EQUITY AT DECEMBER 31, 1996           ($68,439)     $6,968,646   $6,900,207

NET INCOME                               4,053         401,289      405,342
DISTRIBUTIONS                           (6,200)       (613,860)    (620,060)

EQUITY AT JUNE 30, 1997               ($70,586)     $6,756,075   $6,685,489


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                        June 30,           June 30,
                                         1997               1996

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 405,342          $ 357,729

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        293,875            293,876
     Distributions paid to
       minority interest
       in real estate joint
       venture in excess of
       earnings                          (20,891)           (19,589)

     Changes in assets and
      	liabilities:

     Increase in other assets            (48,000)           (53,525)
     Decrease in liabilities              (8,059)            (1,090)
Net cash provided by
  operating activities                   622,267            577,401


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (620,060)          (620,060)

NET INCREASE IN CASH AND
     CASH EQUIVALENTS                      2,207            (42,659)

CASH AND CASH EQUIVALENTS:

     At beginning of period              549,578            617,951
     At end of period                  $ 551,785          $ 575,292


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.


The accompanying consolidated financial information as of June 30, 1997 and for the periods ended June 30, 1997, and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of June 30, 1997, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,975,900
        Total                                  13,705,690
        Less: Accumulated Depreciation        ( 6,578,901)
        Property - Net                       $  7,126,789

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.